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                                                                    EXHIBIT 3.8


A MERGER AGREEMENT made on 15 June 2001

BETWEEN

OMNI INDUSTRIES LIMITED, a company incorporated under the laws of Singapore whose registered office is at 1 Sophia Road, #05-03, Peace Centre, Singapore 228149 (OMNI); and

CELESTICA INC., a corporation incorporated under the laws of the Province of Ontario, Canada (CELESTICA).

WHEREAS:

Omni and Celestica (or a wholly-owned subsidiary of Celestica) propose to merge by way of scheme of arrangement pursuant to Section 210 of the Companies Act, to be proposed by Omni to its ordinary shareholders as described in the Announcement (as defined below) and this Agreement. This agreement sets out certain matters relating to the conduct of the proposed merger that have been agreed to by Omni and Celestica.

IT IS HEREBY AGREED as follows:

DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following expressions shall have the following meanings:

AGREEMENT CONDITIONS has the meaning given in clause 4.2;

ANNOUNCEMENT means the announcement relating to the Scheme, substantially in the form of Appendix 1;

BUSINESS DAY means any day on which banks are open for a full range of banking business in Singapore and Toronto (excluding Saturdays);

CELESTICA SHARES means subordinate voting shares in the capital of Celestica;

COMPANIES ACT means the Singapore Companies Act, Chapter 50;

COMPETING PROPOSAL means a proposal by a third party involving (i) a sale or other disposal of any direct or indirect interest in some or all of the Omni Shares or the assets and undertakings of Omni (or any of them) (other than in the ordinary and usual course of Omni's trading activities) (ii) a general offer for Omni Shares or (iii) a scheme of arrangement involving Omni or the merger of Omni with any other entity or any other transaction with respect to Omni Shares or assets of Omni from any third party or (iv) any other arrangement having an effect similar to any of (i) to (iii) above including a merger or amalgamation proposal. For the purpose of this definition OMNI shall include any subsidiary of Omni;

CONDITIONS means the Agreement Conditions and the Scheme Conditions;

CONFIDENTIALITY AGREEMENT means the letter of confidentiality from Celestica to Omni delivered in February 2001;

COURT means the High Court of Singapore;

COURT MEETING means the meeting of the Omni Shareholders to be convened by the Court to approve the Scheme;


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COURT ORDER means the order of the Court sanctioning the Scheme under Section
210 of the Companies Act, confirming the transfer of the Omni Shares to Celestica (or a wholly-owned subsidiary of Celestica) and approving financial assistance, if any, pursuant to Section 76 of the Companies Act;

ENCUMBRANCE means any charge, mortgage, lien, hypothecation, judgement encumbrance, title retention, preferential right, trust arrangement or other security interest or other agreement or arrangement having a commercial effect analogous to the conferring of security or similar right in favour of any person;

EXCLUSIVITY AGREEMENT means the exclusivity agreement between Omni, the Substantial Shareholder and Celestica dated 8 June 2001;

FINAL OPTION EXERCISE DATE means the date which is 4 Business Days prior to the Record Date;

HSR ACT means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

IFA means the independent financial adviser appointed to advise the independent directors of Omni in relation to the Merger and the Scheme;

IRREVOCABLE UNDERTAKINGS means the respective irrevocable undertakings to be signed by each member of Management, Wuthelam and Koh Boon Hwee containing undertakings to vote in favour of the resolution of Omni shareholders to be proposed at the Court Meeting;

LISTING RULES means the listing rules of the SGX;

MANAGEMENT means KHAW Kheng Joo, LEE Kim Bock, SEOW Kiat Wang, SIM Beng Chye and TAN Chow Boon;

MERGER means the merger of Omni and Celestica (or a wholly-owned subsidiary of Celestica) to be effected by way of the Scheme and on the terms and subject to the conditions set out in this Agreement;

MERGER DATE means the date on which the Scheme becomes effective upon delivery of the Court Order to the ROC;

MERGER REGULATION means Council Regulation (EC) 4064/89 as amended by Council Regulation (EC) 1310/97;

NEW CELESTICA SHARES means new Celestica Shares to be issued in connection with the Merger;

NEW CELESTICA TRANSACTION means a proposal by Celestica in relation to an offer, scheme of arrangement or other arrangement or transaction to acquire all the Omni Shares or the assets and undertakings of Omni (or any of them) and includes any enhanced, revised or amended version of a New Celestica Transaction, in respect of which Celestica has (i) publicly announced its intention to proceed within 14 days of the date on which the relevant Competing Proposal was publicly announced and (ii) commenced the New Celestica Transaction within 30 days of the date on which the relevant Competing Proposal was publicly announced. For the purposes of this definition a New Celestica Transaction shall be deemed to have been COMMENCED on the date that a public announcement is made setting out all material terms of the relevant transaction which confirms that Celestica has a binding commitment to proceed with the New Celestica Transaction, whether pursuant to the Takeover Code, the Companies Act, a merger agreement or a sale and purchase agreement entered into with Omni or otherwise;

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NYSE means the New York Stock Exchange;

OMNI EMPLOYEE SHARE OPTION SCHEME means the employee share option scheme approved by Omni Shareholders at the extraordinary general meeting of Omni on 2 September 1998;

OMNI GROUP means Omni and its subsidiaries;

OMNI OPTIONS means options granted by Omni under the Omni Employee Share Option Scheme;

OMNI OPTIONHOLDERS means holders of Omni Options;

OMNI SHAREHOLDERS means the holders of the Omni Shares from time to time;

OMNI SHARES means ordinary shares of S$0.10 each in the capital of Omni;

RECORD DATE means the record date for participation in the Scheme;

REGULATORY APPROVALS means all authorisations, approvals, consents, clearances, permissions or decisions which are required for the implementation of the Scheme;

ROC means the Registry of Companies and Businesses in Singapore;

SCHEME means the scheme of arrangement to be proposed to the Omni Shareholders pursuant to Section 210 of the Companies Act to effect the Merger, as described in the Announcement (and includes any enhanced, revised or amended version thereof);

SCHEME CONDITIONS has the meaning given in clause 4.1;

SCHEME DOCUMENT means the document to be sent to the Omni Shareholders in connection with the implementation of the Merger, which will contain, inter alia, details of the Scheme in terms agreed by the parties and the notice to Omni Shareholders for the purposes of convening the Court Meeting;

SEC means the Securities and Exchange Commission;

SGX means the Singapore Exchange Securities Trading Limited;

SUBSIDIARY has the meaning given in the Companies Act;

TIMETABLE means the indicative timetable of events relating to the Scheme set out in Appendix 2 and any revised timetable agreed by the parties in writing;

TSE means the Toronto Stock Exchange; and

WUTHELAM means Wuthelam Industries (S) Pte Ltd.

1.2      In this Agreement, unless the context otherwise requires:

(a) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b) references to PERSONS shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships; and to PARTIES are to the parties to this Agreement;

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(c)      words importing the singular include the plural (and vice versa), and words indicating a gender include all genders;

(d) a reference to "US$" is to the lawful currency for the time being of the United States and a reference to "S$" is to the lawful currency for the time being of Singapore; and

(e) any thing or obligation to be done under this Agreement which requires or falls to be done on a Business Day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation to be done falls on a day which is not a Business Day.

1.3 The Appendices comprise appendices to this Agreement and form part of this Agreement.

ANNOUNCEMENTS

2.1 Immediately following the signature of this Agreement and the Irrevocable Undertakings (or as soon as practicable thereafter), Celestica and Omni shall procure the release of the Announcement. The obligations of the parties, other than this clause 2.1, shall be conditional upon the release of the Announcement. Each party confirms that its board of directors has approved the contents of and release of the Announcement.

2.2 Except as required by law or any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law, no party shall make any further announcement or disclosure (including the issue of any circular to shareholders and/or optionholders of Omni or other public communication) concerning this Agreement, the Merger or the Scheme without the prior approval of the other party. The parties shall consult in respect of the terms, timing and manner of publication of any documents (including but not limited to the Announcement and Scheme Document) relating to the Merger and for the avoidance of doubt, Omni will provide drafts of the Scheme Document to Celestica for comment and Celestica shall be entitled to be represented by counsel at the Court hearings for convening the Court Meeting and for the sanction of the Scheme.

MERGER

3.1 The Merger will be effected by way of the Scheme, the terms of which are set out in this Agreement and the Announcement together with such other terms agreed by both parties or as are required under applicable laws, regulations, rules and codes.

3.2 All Omni Shares transferred to Celestica pursuant to the Scheme shall be transferred free from Encumbrances and will have all rights now and subsequently attaching to the Omni Shares, including the right to receive and retain all dividends and other distributions declared, made or paid after the date of this Agreement save that the Omni Shareholders will be entitled to retain the final dividend of S$0.006 per Omni Share approved on 14 May 2001 which will be paid on 18 June 2001 to Omni Shareholders on the register at 8 June 2001.

3.3 Omni Optionholders shall be entitled to exercise Omni Options in accordance with the terms of those options up to and including the Final Option Exercise Date. Omni shall use its reasonable endeavours to procure that the Omni Options shall not be exercisable from and including the Final Omni Option Exercise Date. Arrangements are to be made pursuant to Rule 10.5 of the Omni Employee Share Option Scheme such that on the Merger Date each Omni Option (including each unvested Omni Option) that has not been exercised prior to the Merger Date will continue in full force and effect from and after the Merger Date on the same terms existing prior to such time (except as to the date on which the Omni Options become exercisable, exercise period and termination, but subject to clause 3.3(i)); (i) from and after the Merger Date, each such Omni Option shall entitle its

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holder to purchase the number of Celestica Shares equal to the product of 0.045 and the number of Omni Shares subject to such Omni Option immediately prior to such time for an exercise price per Celestica Share equal to the exercise price per share of such Omni Option immediately prior to such time divided by 0.045 and shall be exerciseable at any time from the Merger Date up until and including the date which is 60 days after the date of the hearing at which the Court sanctions the Scheme; any such options which have not been exercised prior to the expiry of such 60 day period shall automatically lapse and expire; and
(ii) Celestica will assume or undertake Omni's obligations under the Omni Employee Share Option Scheme and will assume or be entitled to Omni's rights thereunder, including the right to receive the exercise price upon the exercise of Omni Options. If the foregoing calculations result in any Omni Option being exercisable for a fraction of a Celestica Share, then the number of Celestica Shares subject to such Omni Option shall be rounded down to the next whole number. The Omni Employee Share Option Scheme shall, if practicable, be deemed to be and shall be amended to give effect to the foregoing provisions of this clause 3.3.

3.4 Subject to the fulfilment or waiver (as applicable) of the Conditions, the registration of the copy of the Court Order with the ROC to give effect to the Scheme in accordance with its terms shall take place as soon as practicable and in any event within 15 Business Days after the date of grant of the Court Order or by such other date as Omni and Celestica agree. Omni shall use its best endeavours to register the Court Order in accordance with this clause 3.4 but shall only do so if (i) each of the Conditions has been satisfied or, where relevant, waived in accordance with the terms of this Agreement and (ii) this Agreement has not been terminated pursuant to clause 10.

3.5 The parties intend that the record date for determining the Omni Shareholders who will be entitled to submit elections to receive cash in respect of all or any of their Omni Shares will be as set out in the Timetable. The parties will consult to determine whether it would be advantageous for this record date to be on an alternative date.

3.6 If the SEC fails to issue a no action letter permitting the Omni shareholders in the United States to elect to receive any form of consideration available in connection with the Scheme; Celestica may prohibit Omni Shareholders resident in the United States from making elections as to the form of consideration they are to receive under the Scheme and such shareholders shall be eligible to receive consideration under the Scheme only in the form of New Celestica Shares.

CONDITIONS

4.1 SCHEME CONDITIONS: The Scheme shall only become effective upon delivery of the Court Order to sanction the Scheme to the ROC following fulfilment of the following conditions:

(a) receipt of all applicable Regulatory Approvals and such approvals not being revoked on or before the Merger Date;

(b) approval of the Scheme by a majority in number of the Omni Shareholders present (in person or by proxy) and voting at the Court Meeting representing not less than 75 per cent. in value of the Omni Shares in respect of which votes are cast at the Court Meeting pursuant to
         Section 210 of the Companies Act;

(c) the sanction of the Scheme and financial assistance, if any, involved therein by the Court; and

(d) the conditions set out in clause 4.2 being satisfied or, if applicable waived by the relevant party or parties specified in clause 4.4, and this Agreement not being terminated in accordance with its terms.


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4.2 AGREEMENT CONDITIONS: Completion of the Merger on the Merger Date and the
delivery of the Court Order as referred to in clause 4.1, shall be conditional upon the following conditions:

(a) no government or governmental, investigative or regulatory body or court or any other similar person or body with competent jurisdiction having taken, instituted, implemented or threatened any action, proceeding, suit, investigation or enquiry, or enacted or made any statute, regulation or order, or taken any similar step or imposed any condition that would or might make the Scheme or the Merger or its implementation illegal, void, unenforceable or in breach of any condition imposed by any regulatory authority in or under the laws of any jurisdiction;

(b) the approval for listing of the New Celestica Shares on the NYSE, subject to official notice of issuance, and the TSE, subject to Celestica filing customary documents with the TSE;

(c) the making of all necessary or appropriate notifications and filings with, and the expiry or termination of all relevant waiting periods (or extensions thereof) imposed by, competition, anti-trust or other governmental or regulatory authorities in any jurisdiction in connection with the implementation of the Merger, including, if applicable the expiry or termination of all applicable waiting periods (including any extension thereof) including under the HSR Act in the United States; and if applicable, the European Commission having issued a decision under Article 6(1)(b) of the Merger Regulation or being deemed to have done so under Article 10(6) of the Merger Regulation; and

(d) no indications having been received or expected from Lee Kim Bock or Khaw Kheng Joo or any two of the three other members of Management to the effect that they have terminated or intend to terminate their employment agreement with Celestica Asia Pte Ltd or otherwise not perform their obligations thereunder.

4.3 The Scheme Conditions (other than the Scheme Condition specified in clause 4.1(d)) and the terms of the Merger specified in the Announcement shall only be capable of amendment or waiver by the parties acting jointly.

4.4 Celestica and Omni, acting together, may waive all or any of the conditions contained in clauses 4.2(a), (b) and (c) in whole or in part. Celestica has the right to waive the condition contained in clause 4.2(d) in whole or in part.

4.5 Each of the parties shall use all reasonable endeavours to procure satisfaction of the Conditions as soon as reasonably possible after release of the Announcement and to procure that no event occurs or circumstance arises that would prevent the Conditions from being fulfilled or would entitle either party to terminate this Agreement pursuant to clause 10.

4.6 Each party will notify the other of any matter or circumstance that it becomes aware of which might cause or result in (i) any of the Conditions to be unfulfilled or incapable of fulfilment or (ii) either party having the right to terminate this Agreement pursuant to clause 10, as soon as possible after becoming aware of such matter or circumstance.

OMNI OBLIGATIONS

5.       Omni hereby irrevocably undertakes with Celestica:

(a) to prepare and despatch as soon as reasonably practicable and to use reasonable endeavours to procure the despatch in compliance with the Timetable of (i) the Scheme Document and (ii) all other announcements, advertisements or circulars which are necessary or appropriate for the purposes of the Scheme and to use its best endeavours to propose the resolutions


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


         referred to in clause 4.1(b) for approval by the Omni Shareholders at the Court Meeting provided that in the event that a third party publicly announces an intention to make, or the terms of, a Competing Proposal at any time during the 10 Business Days prior to the date on which it is expected that the Scheme Document is to be despatched as stated in the Timetable, and if Celestica shall request, Omni shall postpone the printing and despatch of the Scheme Documents until the date of such despatch is agreed with Celestica which shall be no more than 10 Business Days after such expected despatch date;

(b) as soon as reasonably practicable, to make such filings or assist Celestica to make such filings with antitrust authorities or other governmental or regulatory authorities in any jurisdiction as are necessary or appropriate for implementation of the Merger, or with respect to the acquisition of shares in, or control of Omni, or any of its subsidiaries by Celestica following implementation of the Merger, including without limitation (if applicable) under the Merger Regulation and the HSR Act;

(c) to take all steps required by this Agreement or applicable laws and regulations to be taken by it in relation to the Scheme and to use its best endeavours to procure that the Scheme is implemented on the terms set out in the Announcement and the Scheme Document and, as far as reasonably practicable, in accordance with the Timetable, including, without limitation, (i) seeking the dates for the relevant Court hearings on an urgent basis, (ii) despatching the Scheme Document and appropriate forms of proxy for use at the Court Meeting promptly following approval thereof (where required) by the Court to all of its shareholders and in accordance with the Timetable, (iii) in the event of the Merger being approved by the requisite majority at the Court Meeting, promptly applying to the Court for, and diligently seeking its sanction of, the Scheme and (iv) in the event of the Court Order being obtained, promptly delivering the same to the ROC for registration as contemplated by this Agreement;

(d) to provide such assistance to Celestica as may reasonably be required in connection with the Scheme and/or Merger and to use reasonable endeavours to facilitate the consummation of the transactions contemplated by this Agreement, the Merger or the implementation of the Merger;

(e) from the date hereof until the Merger Date and to the extent permitted by applicable laws and existing contractual arrangements with third parties imposing confidentiality obligations, it will (i) give Celestica and its advisers reasonable access, to the offices, properties, books and records of the Omni Group, (ii) furnish to Celestica and its advisers such information relating to the Omni Group (including, without limitation, information relating to the assets, business, financial position, liabilities, management, operations, prospects and results of operations of the Omni Group) as Celestica and its advisers may reasonably require and (iii) authorise and direct its officers, employees, auditors, lawyers and other advisers to assist and co-operate fully with Celestica, in each case for the purposes of implementing and facilitating the Merger;

(f) from the date hereof until the Merger Date it will, and will procure that each member of the Omni Group will, unless the prior written consent of Celestica is given:

         (i) carry on its business only in the ordinary and usual course and to take all action reasonably necessary to preserve its assets and not make any significant change in the current business organisation of the Omni Group;

         (ii) not declare, pay or make or propose the declaration, paying or making of any dividend, bonus or other distribution other than with respect to the final dividend of S$0.006 per Omni Share to be paid on the 18 June 2001;


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         (iii)    not issue shares of any class or securities convertible into, or rights, warrants or options to subscribe for, shares of Omni or any other member of the Omni Group of any class or such convertible securities (save for Omni Shares issued upon exercise of Omni Options);

         (iv) not, unless the consequences would not be considered material in the context of the Omni Group taken as a whole:

                  (A) enter into any long term contract or commitment other than in the ordinary and usual course of business;

                  (B) enter into any joint venture, partnership or co-operation agreement;

                  (C) acquire or dispose of, or agree to acquire or dispose of any business or any asset (including any shares in any member of the Omni Group) having a value in excess of US$15 million in respect of a single transaction or US$50 million in aggregate in respect of all relevant transactions by the Omni Group;

                  (D) create or agree to create any Encumbrance over any assets (other than to secure indebtedness amounting in aggregate to US$15 million or less), including shares in any member of the Omni Group, or issue or agree to issue any debentures or incur or increase any indebtedness or contingent liability in excess of an aggregate amount of US$50 million in respect of the Omni Group;

                  (E) enter into any contract or commitment which may result in a material change in nature or scope of the operations of the Omni Group or may result in expenditure in excess of US$15 million in respect of a single transaction or US$50 million in aggregate in respect of all relevant contracts or commitments by the Omni Group; or

                  (F) modify or amend or terminate, any agreement, contract arrangement or transaction or agree to any variation of any existing contract to which that relevant member of the Omni Group is a party in each case in any material respect, provided that nothing in this clause 5(f) shall prevent the undertaking or implementation of any matter or transaction that has been publicly announced to the SGX prior to the date of this Agreement;

(g) to obtain all Regulatory Approvals and other permissions and consents necessary or appropriate to ensure that as a result of the Merger or the Scheme or its implementation:

         (i) no indebtedness of any Omni Group Member (other than indebtedness amounting in aggregate to US$5 million or less) becomes immediately repayable and no Encumbrance over any part of the business, property or assets of any members of the Omni Group (other than in relation to indebtedness amounting in aggregate to US$5 million or less) becomes enforceable; and

         (ii) no agreements, licence, permit or other arrangement material to the business of the Omni Group is terminated or adversely modified;


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(h)      to identify all "affiliates" of Omni within the meaning of Rule 145 promulgated under the Securities Act 1933 of the United States as at the Record Date and to use its reasonable endeavours to procure that any such person, each member of Management, Wuthelam and Koh Boon Hwee each execute a letter substantially in the form set out in Appendix 3;

(i) to use reasonable endeavours to ensure that its Auditors confirm in writing prior to the date of the Scheme Document that the arrangements agreed to by the parties under clause 3.3 in respect of the Omni Optionholders is fair and reasonable and if such confirmation is not obtained prior to the date of the Scheme Document, to use all reasonable endeavours to implement an alternative arrangement for the treatment of Omni Optionholders in accordance with Celestica's instructions; and

(j) in the event that a Competing Offer has been publicly announced and Celestica publicly announces a New Celestica Transaction on terms such that the value of the consideration per Omni Share is equal to or in excess of the value of the consideration per Omni Share available under such Competing Proposal, to use its best endeavours to ensure that the Omni Board recommends such New Celestica Transaction to the Omni Shareholders.

CELESTICA OBLIGATIONS

6.       Celestica hereby irrevocably undertakes with Omni:

(a) to apply to the SEC for a no-action letter, enabling an Omni shareholder in the United States to elect to receive any form of consideration pursuant to the Scheme;

(b) to apply for the listing on the TSE and on the NYSE of the New Celestica Shares and from time to time file with the TSE, the NYSE and any other securities regulators such other documents as are necessary for implementation of the Merger;

(c) as soon as reasonably practicable, to make such filings or assist Omni to make such filings with competition, or other governmental or regulatory authorities in any jurisdiction as are necessary or appropriate for implementation of the Merger, or with respect to the acquisition in, or control of, Omni or any of its subsidiaries by Celestica following implementation of the Merger, including without limitation (if applicable) under the Merger Regulation and HSR Act;

(d) to provide such assistance to Omni as may reasonably be required in connection with the Merger including co-operating in relation to the preparation of the Scheme Document and the preparation by the IFA of its recommendation;

(e) without prejudice to Omni's right to terminate the Agreement pursuant to clause 10.1, to take all steps required by this Agreement or applicable laws and regulations to be taken by it in relation to the Scheme and use its best endeavours to procure that the Scheme is implemented on the terms set out in the Announcement and to be set out in the Scheme Document and in accordance with the Timetable;

(f) if the Auditor does not confirm in writing prior to the date of the Scheme Document that the arrangement with the Omni Optionholders proposed in clause 3.3 are fair and reasonable, to use all reasonable endeavours to agree with Omni an alternative arrangement for the treatment of Omni Optionholders and implement such arrangement; and

(g) as far as reasonably practicable, to make arrangements to facilitate the trading of New Celestica Shares by minority Omni Shareholders in line with usual market practice in Singapore at reasonable cost to such Omni Shareholders.


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


REPRESENTATIONS AND WARRANTIES

7.1      Omni represents and warrants to Celestica that:

(a) Omni is validly existing under the laws of Singapore and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement; and

(b) this Agreement, when duly executed, will constitute legal, valid and binding obligations of Omni and the execution, delivery and performance by Omni of this Agreement does not contravene or constitute a default or breach under any provision of applicable law or regulation or of, where applicable, Omni's Memorandum and Articles of Association or any judgement, injunction, order, decree, material agreement or material instrument binding upon Omni.

7.2      Celestica represents and warrants to Omni that:

(a) Celestica is validly existing under the laws of the Province of Ontario and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement;

(b) this Agreement, when duly executed, will constitute legal, valid and binding obligations of Celestica and the execution, delivery and performance by Celestica of this Agreement does not contravene or constitute a default or breach under any provision of applicable law or regulation or of, where applicable, Celestica's articles or any judgement, injunction, order or decree binding upon Celestica;

(c) the unissued Celestica Shares to be issued by Celestica to the Omni Shareholders pursuant to the Scheme have been duly and validly authorised and, when issued and delivered in exchange for any Omni Shares pursuant to the Scheme will be duly and validly issued as fully paid and non-assessable shares in the capital of Celestica and when held by persons who are not "affiliates" (as such term is defined in rules promulgated under the Securities Act 1933 of the United States) or "control persons" (for the purposes of applicable Canadian securities legislation) will be freely tradeable in accordance with the rules of the NYSE and TSE, without restriction on transfer or re-sale under United States or Canadian securities laws subject to generally applicable anti-fraud, insider trading restrictions, registration and other non-prospectus requirements of general application relating to the sale of shares and in the case of persons who are "affiliates" of Omni, compliance with rule 145(d) promulgated under the Securities Act 1933 of the United States;

(d) from the date of the Announcement until the earlier of the Merger Date or the date on which it is publicly announced that the Merger and/or the Scheme will not proceed, Celestica will continue to carry on its business only in the ordinary and usual course provided that this shall not preclude any acquisition, disposal, amalgamation, merger, restructuring, re-financing, capital raising or similar transaction other than a transaction which would involve a substantial participation by Celestica in a business sector other than the electronics manufacturing services sector or a related manufacturing or services industry.

7.3 Omni represents and warrants to Celestica that as at the date of this Agreement (save as publicly announced by Omni or disclosed by Omni in writing to Celestica on or prior to the date of this Agreement), no member of the Omni Group has, since 31 December 2000:

         (i) issued shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for Omni Options granted prior to the date of this Agreement, and any shares issued upon exercise of any Omni Options);

         (ii) acquired or disposed of, or agreed to acquire or dispose of, any assets or shares which is material in the context of the Omni Group taken as a whole;

         (iii) entered into (A) any contract, transaction or commitment of a long term or unusual or onerous nature which is material in the context of the Omni Group taken as a whole (other than in the ordinary and usual course of business) or (B) any partnership, co-operation arrangement or joint venture; or

         (iv) incurred or increased any indebtedness or contingent liability of an aggregate amount which might materially and adversely affect the Omni Group taken as a whole.

7.4 Each party represents and warrants to the other that, save as publicly announced by the relevant party or disclosed by the relevant party to the other prior to the date of this Agreement, as at the date of signature of this Agreement it and its subsidiaries have complied with all applicable laws and regulations of all relevant security regulatory authorities and stock exchanges including but not limited to those requiring the filing or disclosure of financial, business or other information.

7.5 Each party will promptly disclose to the other all relevant information which comes to its attention in relation to any fact or matter (whether existing on or before the date of this Agreement or ensuing afterwards) which could reasonably be expected to constitute a breach of any of the warranties set out in this clause 7 if repeated on or at any time prior to the Merger Date by reference to the fact and circumstances then existing or which would reasonably be expected to constitute (i) a breach of any of Omni's obligations under clause 5 or (ii) a right to terminate this Agreement by either party pursuant to clause 10 as soon as possible after becoming aware of such fact or matter.

INFORMATION

8.1 Each of the parties shall, upon reasonable notice, provide the other with such information as such other party may reasonably require in connection with the Merger and as it is reasonably able (subject to any obligation of confidentiality) to disclose.

8.2 Each party undertakes to the other that none of the information supplied by it or on its behalf and which is included in the Announcement or any other press announcement relating to the Merger, the Scheme Document or any other document to be issued to Omni Shareholders or otherwise made public in connection with the Merger contains and/or will contain any untrue statement of a material fact or any opinion or omits and/or will omit to state any material fact or opinion required to be stated therein or necessary to make the statements therein not misleading.

NON-SOLICITATION

9.1 Omni represents and warrants that all negotiations and other communications between, on the one hand, it or any member of the Omni Group and any of its or their respective directors, employees, and its current advisers in relation to the Merger, and, so far as it is aware of their activities or is able to influence them, its agents, advisers or representatives and, on the other, any party (other than Celestica) in respect of any approach, proposal or offer in relation to Omni or to its assets and undertakings (or any of them) (other than in the ordinary and usual course of Omni's trading activities), whenever received, have been discontinued.

9.2 Omni undertakes to Celestica that prior to the earlier of the Merger Date and the end of the period referred to in clause 9.3, neither it nor any of its subsidiaries (nor any of its or their respective directors or employees or its current advisers in relation to the Merger), and it will procure that, so far as it is aware of their activities or is able to influence them, none of its or their respective advisers, agents or representatives shall directly or indirectly:

(a) encourage (other than if permitted under clause 9.2(c)) or solicit or initiate the submission of proposals or offers from any person (other than Celestica) in relation to a Competing Proposal (other than Celestica);

(b) enter into, continue or otherwise participate in any discussions or negotiations or respond to any indications of interest, or otherwise communicate (except to the extent required by applicable laws or the regulations of the SGX or the Singapore Takeover Code) with any person (other than Celestica and its directors, employees, advisers, agents or representatives) approve or recommend or enter into any agreement or arrangement in relation to a Competing Proposal; or

(c) except to the extent that there is an obligation to do so under the Singapore Takeover Code or to the extent required by applicable laws or the regulations of the SGX, provide information to any person (other than Celestica and its directors, employees, advisers, agents or representatives) in response to, or otherwise co-operate with, assist or participate in, any approach, proposal or offer (including, without limitation, taking any action to assist any person in obtaining any regulatory consents or approvals in connection with such proposal or offer) in relation to any direct or indirect interest in the Omni Shares or the assets and undertakings of Omni (or any of them) other than any which is not in the ordinary and usual course of Omni's trading activities and is permitted under clause 5(f), provided that nothing in this clause 9.2 shall prevent Omni from completing any sale of assets that has been publicly announced and to which a public announcement has been made to the SGX prior to the date of this Agreement. This clause 9.2 shall survive termination of this Agreement.

9.3 Omni undertakes to Celestica it will promptly notify Celestica of all offers, indications of interest or other communications from any person relating to a Competing Proposal received prior to the end of the period of 30 days from the later of the date of termination of this Agreement and the date on which it becomes reasonable to expect that the Scheme (or any enhanced, revised or amended version thereof) or any New Celestica Transaction (if any has been proposed by Celestica) will not proceed. Such notification shall include the identity of the relevant person making such offer, indications of interest or communication and specific details of the terms thereof. This clause 9.3 shall survive termination of this Agreement.

TERMINATION

10.1 This Agreement may be terminated as follows and all obligations of the parties hereunder (save under clauses 9.2, 9.3, 10.2 and 10.3 and 11) shall cease forthwith:

(a) by an agreement in writing between Celestica and Omni made at any time prior to the Merger Date;

(b)      by Celestica giving written notice to Omni in the event that:

         (i) the IFA fails to consent to the inclusion of a recommendation by it of the Scheme in the Scheme Document or the Omni Board (to the extent that each member is permitted to give such recommendation) fails to consent to the inclusion in the Scheme Document of a recommendation by it (unqualified other than by reference to any qualifications or assumptions referred to in the IFA's recommendation) to the Omni Shareholders to vote in favour of the Scheme;

         (ii) a Competing Proposal has been publicly announced on terms such that the value of the consideration per Omni Share is greater than the value of the consideration per Omni Share available under the Scheme;

         (iii) a Competing Proposal has been publicly announced and a New Celestica Transaction has subsequently been publicly announced which is on terms such that the value of the consideration per Omni Share is equal to or in excess of the value of the consideration per Omni Share available under such Competing Proposal and the Omni Board (to the extent that each member is permitted to give such recommendation) fails to recommend, or withdraws or adversely modifies its recommendation of, such New Celestica Transaction to Omni Shareholders;

         (iv) any of the representations and warranties given in clause 7.1 or 7.3 by Omni is untrue or misleading in any material respect as at the date of this Agreement or the representations and warranties given in clause 7.1 by Omni would be untrue or misleading in any material respect if repeated on, or at any time prior to, the Merger Date by reference to the facts and circumstances then existing;

         (v) there is a material breach by Omni of its obligations under clause 5(f) or 5(g) or clause 9.2 or 9.3;

         (vi) other than as publicly disclosed to the SGX before the date of this Agreement, there has occurred in the period commencing on 1 January 2001 and ending on (and including) the Merger Date any change, event or occurrence which has or any changes, events or occurrences which taken together have an adverse effect on the business, operations (including results of operations), assets, properties or condition (financial or otherwise) of the Omni Group, that results in a material diminution in the value of the assets, business or undertaking of the Omni Group, but excluding any change, event or occurrence that is reasonably attributable to (i) the economy (including a slowdown of the economy) or securities markets in general; (ii) the transactions contemplated hereby or the announcement thereof; or (iii) conditions relating to the electronics manufacturing services industry generally; or

         (vii) any information or financial statements which Omni omitted to release publicly which ought to have been so released, or any inaccuracy or omission in information or financial statements publicly released by Omni, in each case in compliance or purported compliance with the laws of Singapore or the Listing Rules, would, if corrected or published as applicable, imply that the value of the assets, business or undertaking of the Omni Group is lower than the value implied by reference to the publicly released information;

(c) by a party which is entitled to waive a condition (whether alone or jointly) provided that no act or omission of that relevant party has resulted in the relevant Condition being or becoming incapable of satisfaction by giving written notice to the other party if any such Condition shall be or becomes incapable of satisfaction;

(d) by either party by giving written notice to the other party if all the Conditions shall not have been satisfied or waived (as the case may be) on or prior to the date which is six months from the date of this Agreement or such later date as Celestica and Omni may agree; or

(e) by Omni giving written notice to Celestica in the event that any representations and warranties given in clause 7.2 by Celestica is or becomes untrue or misleading in any material respect as at the date of this Agreement or would be untrue or misleading in any material respect if repeated on, or at any time prior to, the Merger Date by reference to the facts and circumstances then existing.

10.2 Termination of this Agreement shall be without prejudice to the rights of any person which have arisen prior to termination, including (without limitation) any claim in respect of a breach of this Agreement. This clause 10.2 shall survive termination of this Agreement.

10.3 In the event that this Agreement is terminated by either party pursuant to clause 10.1, Omni shall not register the Court Order or take any other action to implement the Scheme. This clause 10.3 shall survive any termination of this Agreement.

MISCELLANEOUS

11.1 Save as otherwise provided herein, each party shall pay its own expenses incidental to this Agreement and the Merger.

11.2 Notices under this Agreement shall be given in writing by personal delivery or recorded delivery mail or by facsimile transmission. It shall be served by sending it by fax to the number set out in clause 11.3, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 11.3 and in each case marked for the attention of the relevant party set out in clause 11.3 (or as otherwise notified from time to time in accordance with the provisions of clause 11.3). Any notice so served by hand, fax or post shall be deemed to have been duly given (i) in the case of delivery by hand, when delivered; (ii) in the case of fax, at the time of transmission; and (iii) in the case of prepaid recorded delivery, special delivery or registered post, at 5pm on the fifth Business Day following the date of posting; provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

11.3     The addresses and fax numbers of the parties for the purpose of clause
11.2 are as follows:

(a)      if to Celestica:

         Address:          Celestica Inc.
                           12 Concorde Place, 7th Floor
                           Toronto, Ontario
                           Canada M3C 3R8

         Attention:        Rahul Suri, Senior Vice-President, Mergers &
                           Acquisitions

         Facsimile:        +1 416 448 5444


(b)      if to Omni:

         Address:          Omni Industries Limited
                           53 Serangoon North Avenue 4
                           #03-00
                           Singapore 555852

         Attention:        Lee Kim Bock

         Facsimile:        +65 484 1157

         A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number, provided that, such notice shall only be effective on:

         (a) the date specified in the notice as the date on which the change is to take place; or

         (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

11.4 The provisions of this Agreement shall not survive completion of the Merger, unless otherwise specified. Clauses 9.2, 9.3, 10.2, 10.3 and 11 shall survive termination of this Agreement and completion of the Merger.

11.5 This Agreement may be modified or amended only by written agreement of the parties.

11.6 This Agreement and the letter signed by the parties in the form attached as Appendix 3 constitutes the entire agreement between the parties and supersedes all other agreements, understandings, representations and warranties between the parties with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall remain in full force and effect). The rights and obligations of the parties under this Agreement shall not be assignable.

11.7 Each of the parties agrees that, in addition to any remedies specifically provided for herein, the parties shall be entitled to all other remedies at law or equity to the extent permitted by applicable law.

11.8 This Agreement may be executed by the parties on separate counterparts, each counterpart constituting an original copy of this Agreement, but the counterparts shall together constitute one and the same agreement.

11.9 This Agreement and the Merger shall be governed by and construed in accordance with the laws of Singapore. The parties hereby submit to the non-exclusive jurisdiction of the courts of Singapore.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.












SIGNED by Lee Kim Bock                                )
for and on behalf of                                  )
OMNI INDUSTRIES LIMITED                               )
in the presence of:                                   )














SIGNED by Rahul Suri, Senior Vice President,          )
Mergers & Acquisitions                                )
for and on behalf of                                  )
CELESTICA INC.                                        )
in the presence of:                                   )

                                   APPENDIX I

                                  ANNOUNCEMENT

                                  ANNOUNCEMENT

---------------------------------------------------------------------------------------------------------------
                  OMNI INDUSTRIES LIMITED                                    CELESTICA INC.
        (Incorporated in the Republic of Singapore)          (Incorporated under the laws of the Province of
                                                                            Ontario, Canada)
---------------------------------------------------------------------------------------------------------------


               PROPOSED ACQUISITION OF OMNI INDUSTRIES LIMITED BY
                                 CELESTICA INC.

INTRODUCTION

Omni Industries Limited ("Omni") and Celestica Inc. ("Celestica") are pleased to announce that they have today entered into a merger agreement ("Merger Agreement") for a proposed merger ("Merger") by way of a scheme of arrangement involving the acquisition by Celestica of all the ordinary shares of S$0.10 each in the capital of Omni ("Omni shares").

THE PROPOSED SCHEME

Pursuant to the terms of the Merger Agreement, Omni will propose a scheme of arrangement under Section 210 of the Singapore Companies Act, Chapter 50 to its shareholders for the transfer of their Omni shares to Celestica or a wholly owned subsidiary of Celestica ("Scheme").

Omni shareholders will be entitled to receive 0.045 subordinate voting shares of Celestica ("Celestica shares") for each Omni share transferred under the Scheme. Omni shareholders will be able to elect to receive cash (instead of Celestica shares) in respect of some or all of their Omni shares on the basis of S$4.25 for each Omni share transferred under the Scheme. However, the total cash available for the cash election is limited to S$860 million. Accordingly, if Omni shareholders were to elect to receive more cash than is available, their cash elections would be pro-rated so that a maximum of S$860 million cash is paid by Celestica. As a result, Omni shareholders who make the cash election in respect of some or all of the consideration received under the Scheme may not know the exact amount of cash or Celestica shares they will receive until settlement of the consideration under the Scheme. However, the cash election ensures that an Omni shareholder can receive at least 50% of his consideration in cash, based on Celestica's closing share price of US$45.71 as of 13 June 2001. The Scheme values the shares of Omni at S$1.6 billion assuming full take up of the cash election, based on the same Celestica closing price.

Omni shareholders who fail to make an election as to the form of consideration they wish to receive or who are not permitted to make an election due to the securities laws of the jurisdiction in which they reside will receive consideration in the form of Celestica shares only.

All Omni shares transferred to Celestica pursuant to the Scheme shall be transferred free from encumbrances and security interests and with all rights attaching to them, including the right to receive and retain all dividends and other distributions declared, made or paid after the date of the Merger Agreement save that the Omni shareholders will be entitled to retain the final dividend of S$0.006 per Omni share approved on 14 May 2001 which will be paid on 18 June 2001 to Omni shareholders on the register at 8 June 2001.

Following the Scheme becoming effective, Omni will become a wholly-owned subsidiary of Celestica and its ordinary shares, at present listed and quoted on the Singapore Exchange Securities Trading Limited ("SGX-ST"), will be delisted from the Official List.

It is currently expected that the Scheme Documentation will be despatched to Omni shareholders by the end of August 2001 and that the Scheme will be implemented early in the fourth quarter, subject to the satisfaction of procedural requirements.

OPTIONHOLDERS

Appropriate arrangements will be made for optionholders. Further details of the proposed arrangements for optionholders will be included in the Scheme documentation and will be sent to optionholders in due course.

RATIONALE FOR SCHEME/BENEFITS OF TRANSACTION

After the Merger, the combined company will have an increased global presence, expanded customer base and enhanced product offerings.

Omni's strong Asian presence will greatly contribute to strengthening the combined company's foundation in Asia. Omni's strong management team will be key in driving the combined company's growth initiatives in the Asian region. The Merger will provide additional customers to the company and expand relationships with existing customers. It will also diversify the company's product mix and provide the company with access to world-class high-precision plastic component capabilities.

The Merger will enable Omni to realise its objectives of becoming a premier global player in the electronics manufacturing industry and benefit from the relatively higher valuations enjoyed by the larger global electronics manufacturing companies. Omni will enjoy a broader and more diverse product and customer base. Following the Merger, Omni will be part of a group with increased operations, greater sales and expanded economies of scale.

SCHEME PRICING

The table below, which is for illustrative purposes only, shows the value that a holder of 1,000 Omni shares would receive under the Scheme on the basis that the shareholder makes (i) no election for cash and (ii) elects for cash in respect of all his shares, based on the closing prices of Celestica shares on 13 June 2001 and the average of the closing prices of the 20 trading days ending on 13 June 2001 and the premium over the Omni share price on the same bases. The figures below are based on a currency exchange rate of US$1 = S$1.81 for illustrative purposes.

                  VALUE OF CONSIDERATION FOR 1,000 OMNI SHARES


-------------------------------------------------------- ------------------------ -------------------------------
                                                                 BASED ON THE             BASED ON THE AVERAGE
                                                                  CLOSE OF               OF THE 20 TRADING DAYS
                                                                 BUSINESS ON               ENDING 13 JUNE 2001
                                                                 13 JUNE 2001
-------------------------------------------------------- ------------------------ -------------------------------

     (i) NO CASH ELECTION                                          S$3,723                      S$4,360
-------------------------------------------------------- ------------------------ -------------------------------
       PREMIUM                                                       19%                          51%
-------------------------------------------------------- ------------------------ -------------------------------
     (ii) CASH ELECTION
-------------------------------------------------------- ------------------------ -------------------------------
                   a) Receive 100% Cash                            S$4,250                      S$4,250
-------------------------------------------------------- ------------------------ -------------------------------
         PREMIUM                                                     36%                          48%
-------------------------------------------------------- ------------------------ -------------------------------
....................b) Receive Minimum Cash (Note)                  S$3,981                      S$4,306
-------------------------------------------------------- ------------------------ -------------------------------
         PREMIUM                                                     28%                          49%
-------------------------------------------------------- ------------------------ -------------------------------

     NOTE: THE MINIMUM CASH THAT A HOLDER OF 1,000 OMNI SHARES WOULD RECEIVE IF HE ELECTED IN FULL TO RECEIVE CASH AND ALL OTHER OMNI SHAREHOLDERS (AFTER THE EXERCISE OF ALL OPTIONS) ELECTED IN FULL TO RECEIVE CASH IS S$2,078, AFTER BEING PRO-RATED. IN ADDITION, THE HOLDER OF 1,000 OMNI SHARES WOULD RECEIVE 23 CELESTICA SHARES.


VOTING UNDERTAKINGS

Koh Boon Hwee, Lee Kim Bock, Khaw Kheng Joo, Sim Beng Chye, Tan Chow Boon, Seow Kiat Wang and Wuthelam Industries (S) Pte Ltd, who own or control approximately 32% of the total issued Omni shares as of this date, have given Omni and Celestica irrevocable undertakings to support the Scheme and to vote all of their Omni shares and any other Omni shares they may receive in favour of the Scheme.

FINANCIAL HIGHLIGHTS OF CELESTICA AND OMNI

For the financial year ended 31 December 2000, based on audited financial statements, the Celestica group recorded a turnover of S$17,651 million, an adjusted net earnings of S$550 million and a net profit after tax of S$375 million. As of 31 December 2000, its total assets amounted to S$10,748 million and its total liabilities amounted to S$4,469 million, whilst its net tangible assets were S$5,233 million. The above figures are based on a currency exchange rate of US$1 = S$1.81 for illustrative purposes.

For the financial year ended 31 December 2000, based on audited financial statements, the Omni group recorded a turnover of S$1,684 million, a profit before tax of S$63 million and a profit after tax but before minority interest and extraordinary items of S$50 million. As of 31 December 2000 its total assets amounted to S$744 million and its total liabilities amounted to S$543 million whilst its net tangible assets were S$193 million.

APPROVALS AND CONDITIONS OF THE SCHEME

The Securities Industry Council has confirmed that the Singapore Code on Takeovers and Mergers will not apply to the Scheme.

The completion of the Merger is conditional upon a number of conditions being satisfied and the non-occurrence of certain relevant events. Further details of these are set out in the Appendix to this announcement.

INTEREST OF DIRECTORS AND SUBSTANTIAL SHAREHOLDERS OF OMNI

In connection with the Scheme, Lee Kim Bock, Khaw Kheng Joo, Sim Beng Chye, and Tan Chow Boon will be entering into employment contracts with a subsidiary of Celestica.

Save as disclosed, no other substantial shareholder or director of Omni has any interest in the Scheme (other than by reason only of being a shareholder or director of Omni).

INDEPENDENT FINANCIAL ADVISER TO OMNI

Omni has appointed ANZ Singapore Limited ("ANZ Investment Bank") to act as independent financial advisor to the independent directors of Omni in connection with the Scheme. Based on its preliminary review of the Scheme as of the date hereof, ANZ Investment Bank is of the opinion that the terms of the Scheme are fair, reasonable and are not prejudicial to the interests of the shareholders of Omni from a financial point of view. ANZ Investment Bank will issue its formal opinion following a full review of the financial terms of the Scheme which will be carried out prior to the despatch of the Scheme Document.

INDEPENDENT DIRECTORS OF OMNI

The directors of Omni who are considered to be independent for the purposes of the Scheme are Koh Boon Hwee, Goh Hup Jin, Chua Soo Tian and Robert Chua Teck Chew (the "Independent Directors"). The Independent Directors have carefully considered the terms of the Scheme and the preliminary opinion of ANZ Investment Bank and are of the unanimous opinion that the terms of the Scheme are fair, reasonable and not prejudicial to the interests of the shareholders of Omni and as of the date hereof recommend that the Omni shareholders vote in favour of the Scheme.

FINANCIAL ADVISERS TO OMNI AND CELESTICA

Omni has appointed Morgan Stanley to act as its financial advisor in connection with the Merger. Celestica has appointed Credit Suisse First Boston to act as its financial advisor in connection with the Merger.

DESPATCH OF SCHEME DOCUMENT

Omni will despatch a Scheme Document containing further information on the terms of the Scheme, listing particulars in relation to the Celestica shares and a notice of the meeting to approve the Scheme as soon as practicable. Shareholders are advised to exercise caution when trading in Omni shares until they receive the Scheme Document.

ABOUT CELESTICA

Celestica is a Canadian-based leading provider of electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, worldwide. Celestica is the third largest EMS provider in the world. Celestica has operations in the United States, Canada, Mexico, United Kingdom, Ireland, Italy, Thailand, China, Hong Kong, Czech Republic, Brazil, Singapore, Malaysia and Japan. Celestica provides a variety of products and services to its customers, including manufacture, assembly and testing of complex printed circuit assemblies and full system assembly of final products. In addition, Celestica provides a wide range of EMS services from product design to worldwide distribution and after-sales support.

The authorised capital of Celestica consists of an unlimited number of subordinate voting shares, an unlimited number of multiple voting shares and an unlimited number of preference shares. As of 13 June 2001, 177,164,115 subordinate voting shares, 39,065,950 multiple voting shares and no preference shares were outstanding. Celestica's subordinate voting shares are listed on the New York and Toronto stock exchanges. As of 13 June 2001, the market capitalization of Celestica's subordinate and multiple voting shares was approximately S$17,890 million. The above figures are based on a currency exchange rate of US$1 = S$1.81 for illustrative purposes.

ABOUT OMNI

Omni provides electronics manufacturing services ranging from the initial stage of product design and development, to plastics injection mold fabrication and molding, through to contract manufacturing and final product assembly in the electronics manufacturing services. It is also involved in the trading and distribution of electronic components and computer peripherals. Omni also provides the semiconductor industry with design and manufacturing of equipment and design and manufacture of organic substrates. Presently, Omni has manufacturing facilities and sales offices located in Singapore, Malaysia, China, Thailand, Indonesia, Mexico and the US. Omni, through its subsidiaries, provides a one-stop manufacturing service for global OEM in the computer and computer peripheral, telecommunications, electronics and semiconductor industries.

Omni is based in Singapore and is listed on the SGX-ST. As of 31 December 2000, Omni has an authorized share capital of S$50 million divided into 500,000,000 ordinary shares of S$0.10 each and an issued and paid-up share capital of approximately S$39 million divided into 392,984,800 ordinary shares of S$0.10 each. As of 13 June 2001 Omni's market capitalization was S$1,233 million.

                                  15 June 2001

-------------------------------------------------------------------------------
       By order of the Board                     By order of the Board
      Omni Industries Limited                        Celestica Inc.

       Michael Tay Kwang How                      Elizabeth Del Bianco
        Company Secretary                    Vice President & General Counsel
-------------------------------------------------------------------------------

                                    APPENDIX

The completion of the Merger is conditional upon a number of conditions becoming satisfied and non-occurrence of any of the relevant events, which include:

CONDITIONS

o the receipt of all applicable regulatory and such approvals not being revoked before the Merger Date;

o the approval of the Scheme by the Omni shareholders at the Court Meeting in accordance with Section 210 of the Companies Act, Chapter 50;

o        the approval of the Scheme by the Court;

o the listing of the New Celestica Shares on the New York and Toronto Stock Exchanges; and

o no indications having been received or expected from certain key members of management that they have terminated or intend to terminate their respective employment agreements with Celestica.

Each of these conditions must be satisfied within 6 months from the date of the Merger Agreement.

RELEVANT EVENTS

Celestica may choose not to proceed with the Merger if any of the following relevant events occurs before the effective date of the Scheme:

o a material breach by Omni of its pre-merger obligations or representations and warranties;

o a change having an adverse effect on the business, operations, assets, properties or condition of the Omni group of companies that results in a material diminution in value of the Omni group of companies other than reasonably attributable to the economy or markets in general or conditions relating to the electronics manufacturing services or the transactions contemplated by the Merger Agreement or the announcement thereof;

o there is a material inaccuracy in, or omission from, information publicly announced by Omni which would imply that the value of the assets, business or undertaking of the Omni group is lower than the value implied by the publicly released information;

o        a higher competing proposal has been publicly announced; or

o if the Scheme is no longer recommended by the independent financial advisor and/or the Omni board of directors.

Omni may choose not to proceed with the Merger if, before the effective date of the Scheme there is a material breach by Celestica of its representations and warranties.

                                   APPENDIX 2

                                    TIMETABLE



     ----------------------------------- ---------------------- ----------------------------------------------
     DATE                                DAY                    ACTION
     ----------------------------------- ---------------------- ----------------------------------------------
     15 June 2001                        Friday                 Announcement
     ----------------------------------- ---------------------- ----------------------------------------------
     15 June 2001                                               Preparation  of  Scheme  Document  (including
                                                                internal review of drafts) (4 weeks)
     - 13 July 2001
     ----------------------------------- ---------------------- ----------------------------------------------
     13 July 2001                        Friday                 Submit draft to SGX for clearance (4 weeks)
     ----------------------------------- ---------------------- ----------------------------------------------
     10 August 2001                      Friday                 SGX clearance
     ----------------------------------- ---------------------- ----------------------------------------------
     13 August 2001                      Monday                 File  application  to Court for directions to
                                                                convene Court Meeting (COURT MEETING)
     ----------------------------------- ---------------------- ----------------------------------------------
     24 August 2001                      Friday                 - Court hearing for Court Meeting
                                                                - Start  printing of Scheme  Document (at 2-3
                                                                days)
     ----------------------------------- ---------------------- ----------------------------------------------
     29 August 2001                      Wednesday              - Post Scheme Document to Shareholders
                                                                - Advertise Notice of Court Meeting
     ----------------------------------- ---------------------- ----------------------------------------------
     20 September 2001                   Thursday               Court Meeting
     ----------------------------------- ---------------------- ----------------------------------------------
     20 September 2001                   Thursday               File  application  to Court for  sanction  of
                                                                Scheme
     ----------------------------------- ---------------------- ----------------------------------------------
     27 September 2001                   Thursday               Court hearing for sanction of Scheme
     ----------------------------------- ---------------------- ----------------------------------------------
     28 September 2001                   Friday                 Announcement  of Court Sanction and Notice of
                                                                Books Closure  Date/Record  Date (at least 10
                                                                market days' notice)
     ----------------------------------- ---------------------- ----------------------------------------------
     8 October 2001                      Monday                 Last  day of  trading  (3 clear  market  days
                                                                before Books Closure  Date/Record Date)
     ----------------------------------- ---------------------- ----------------------------------------------
     12 October 2001                     Friday                 Books Closure Date/Record Date
     ----------------------------------- ---------------------- ----------------------------------------------
     15 October 2001                     Monday                 Merger  Date* (date the Court Order is lodged
                                                                with ROC and the Scheme becomes effective)
     ----------------------------------- ---------------------- ----------------------------------------------


     *Merger Date may be postponed depending on when it is agreed between the parties that Omni Shareholders may make their election as to consideration to be received under the Scheme.

                                   APPENDIX 3

                                 FORM OF LETTER

                       FORM OF INDIVIDUAL AFFILIATE LETTER

Gentlemen:

The undersigned, a holder of ordinary shares ("Company Shares"), of Omni Industries Limited, a Singapore incorporated company (the "Company"), is entitled to receive in connection with the merger (the "Merger") of the Company with Celestica Inc. or a subsidiary of Celestica Inc. ("Merger Sub"), Subordinate Voting Shares (the "Subordinate Shares") of Celestica Inc., a corporation organized under the laws of the Province of Ontario, Canada (the "Parent"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

If the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Subordinate Shares received by the undersigned in exchange for any Company Shares pursuant to the Merger may be restricted unless an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions including information with respect to the applicability to the sale of such securities pursuant to Rules 144 and 145(d) promulgated under the Act.

The undersigned hereby represents to and covenants with the Company, Merger Sub and Parent that the undersigned will not sell, assign or transfer any of the Subordinate Shares received by the undersigned in exchange for Company Shares pursuant to the Merger except (i) in conformity with the volume and other limitations of Rule 145, or (ii) in a transaction which, in the opinion of the general counsel of Parent or other independent counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretative letter from Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

In the event of a sale or other disposition by the undersigned of Subordinate Shares pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto with a certificate of compliance with Rule 145 in customary form from a broker or a market maker attached thereto. The undersigned understands that Parent will, on the Business Day immediately following the date on which such evidence of compliance is received instruct the transfer agent to effectuate the transfer of the Subordinate Shares sold as indicated in such letter and certificate.

The undersigned acknowledges and agrees that the following appropriate legend will be placed on certificates representing Subordinate Shares received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed (i) by delivery of substitute certificates upon receipt of the compliance evidence referred to in the paragraph above which shall be delivered in accordance with the notice provisions set out below; and (ii) without further action upon expiry of the period of one year from the date of issuance of the Subordinate Shares.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE REOFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Subordinate Shares and
(ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate, or to procure that a wholly-owned subsidiary of Parent consummate, the Merger.

Any notice or evidence of compliance referred to in this letter shall be given in writing by personal delivery or by facsimile transmission. It shall be served by sending it by fax to the numbers set out below or delivering it by hand to the address set out below in each case marked for the attention of the relevant parties set out below (or as otherwise notified from time to time in accordance with this letter). Any notice so served by hand or by fax shall be deemed to have been duly given (i) in the case of delivery by hand, at the time of receipt stamped on a delivery receipt; and (ii) in the case of fax, at the time of transmission of the later of the two transmissions (provided that a confirmed receipt of each of the two transmissions is received on the sender's facsimile machine); provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day. References to time in this clause are to local time in the country of the addressee and references to a Business Day are to days (excluding Saturdays) on which banks in Singapore and Toronto are open for a full range of banking business.

The relevant address and fax numbers of Parent for the purposes of this letter are as follows:

(a)      Address:    Celestica Inc.

                     12 Concorde Place, 7th Floor
                     Toronto, Ontario
                     Canada M3C 3R8

         Attention:  Rahul Suri, Senior Vice-President, Mergers & Acquisitions

         Facsimile:  +1 416 448 5444

         Attention:  Elizabeth DelBianco, Vice-President and General Counsel

         Facsimile:  +1 416 386 7817

         (A separate notice shall be sent to EACH of the two addressees)

         Provided that Parent may notify the other party to this Agreement of a change to its name, relevant addressee(s), address or fax number(s), provided that, such notice shall only be effective on:

         (a) the date specified in the notice as the date on which the change is to take place; or

         (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

Dated:



Very truly yours,

                                     ANNEX I

[NAME] [DATE]



On ______________ the undersigned sold the Subordinate Voting Shares of Celestica Inc. ("PARENT") described below in the space provided for that purpose (the "SUBORDINATE SHARES"). The Subordinate Shares were received by the undersigned in connection with the merger of Omni Industries Limited with and into Parent or a subsidiary of Parent. Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, including the most recent weekly trading volumes and number of outstanding shares disclosed therein, the Subordinate Shares sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

The undersigned hereby represents that the Subordinate Shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Subordinate Shares, and that the undersigned has not made any payment in connection with the offer or sale of the Subordinate Shares to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,



              [Space to be provided for description of securities]



[NOTE: This letter to be accompanied by a letter from the selling broker or market maker confirming compliance with the requirements of Rule 145.]